EXHIBIT I


                                                     April 15, 1996





Mr. David Nussbaum
GKN Securities Corp.
61 Broadway, 12th Floor
New York, New York  10006

Mr. Scot Rosenblum
Individual Investor Group, Inc.
1633 Broadway, 38th Floor
New York, New York  10019

Dear David and Scot:

                  I have agreed to guarantee a credit facility of up to $3,000,000 being established by Republic National Bank in favor of Wise Partners, L.P., a Delaware limited partnership of which I am the general partner, and to pledge the Common Stock of Individual Investor Group, Inc. that I own to secure such guarantee. If you may recall, my stock is already subject to a pledge to Republic National Bank to secure a $1,000,000 personal credit facility.

                  The Common Stock of Individual Investor Group, Inc. which I presently own is still subject to my "lock-up" agreement dated December 4, 1991 among GKN Securities Corp., the Company and myself ("Lock-Up Agreement"). This Lock-Up Agreement was previously modified to permit me to pledge my stock to secure my personal credit facility. I request a further modification to permit my pledge of Common Stock to secure the partnership's credit facility.

                  This letter will serve to modify the Lock-Up Agreement so that I may pledge to Republic National Bank under the terms of my guarantee, and I or Republic National Bank may offer, sell, transfer or otherwise dispose, from time to time, in the public market or privately, any shares of Common Stock which I am the beneficial owner solely to repay any amount or amounts that may be due Republic National Bank under either credit facility, all of which offers,




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Mr. David Nussbaum
Mr. Scott Rosenblum
April 15, 1996
Page 2



sales, transfers or dispositions may be made without notice to or consent of GKN Securities Corp. The right to offer, sell, transfer or dispose of any Common Stock pursuant to this modification is in addition to any other right I have to sell securities of the Company pursuant to the Lock-Up Agreement.

                  If you are in agreement with this modification, please sign in the space provided below to acknowledge your consent and return the executed copy to me.

                                                     Sincerely,



                                                     Jonathan L. Steinberg



ACKNOWLEDGED AND AGREED to this
15th day of April, 1996


GKN SECURITIES CORP.



By:________________________________
   David Nussbaum, Chairman


INDIVIDUAL INVESTOR GROUP, INC.



By:_________________________________
   Scot Rosenblum, Vice President

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